Exhibit 10.4

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) OF THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

BITGO CUSTODIAL SERVICES AGREEMENT

This Custodial Services Agreement (the “Agreement”) is made as of the later date of the signatures below (the “Effective Date”) by and between XCHANGE Intermediação S.A., a Brazil Corporation (“Client”) and BitGo Trust Company, Inc., a trust company duly organized and chartered in South Dakota, (“Trust Company”). This Agreement governs Client’s use of the Custodial Services and the Wallet Services (each as defined below, and collectively, the “Services”) provided or made available by Trust Company.

1.    SERVICES.

1.1.    Custodian.

Trust Company through the “Custodial Services” enables Client to create one or more custody accounts (each a “Custodial Account”), controlled and secured by Trust Company in accordance with this Agreement, to store certain supported digital currencies and digital tokens (“Digital Assets”) or certain fiat currencies such as Dollars or Euros (“Fiat Currency”). Trust Company is a trust company under § 51-A of the South Dakota Banking Law and is licensed to act as custodian of Client’s Digital Assets on Client’s behalf.

1.2.    Wallet Software and Non-Custodial Wallet Service.

Trust Company also provides Client with the option to create non-custodial wallets that support certain Digital Assets via an API and web interface (“Wallet Services”). Wallet Services are provided by BitGo, Inc., an affiliate of Trust Company (“BitGo Inc.’’). Wallet Services provide access to wallets where BitGo Inc. holds a minority of the keys, and Client is responsible for holding a majority of the keys (“Client Keys”).

1.3.    Fiat Services.

(A)	Client may elect to store Fiat Currency with Trust Company (“Fiat Services”). Trust Company has no right, interest, or title in such Fiat Currency. Trust Company hereby confirms that the Fiat Currency is not an asset on the balance sheet of Trust Company.

(B)	Trust Company will hold any Fiat Currency received by Trust Company on behalf of Client, at Trust Company’s discretion, in one or more omnibus bank accounts (“Omnibus Account”), at depository institutions (a “Bank”) or in money market accounts (“Money Market Account”). Each Omnibus Account shall be in the name of Trust Company for the benefit of Client and shall be maintained separately and apart from Trust Company’s business, operating, and reserve accounts. Each Omnibus Account constitutes a banking relationship between Trust Company and Bank and shall not constitute a custodial relationship between Trust Company and Bank and does not create or represent any relationship between Client and any Bank. Likewise, any Money Market Account shall be in the name of Trust Company and shall be maintained separately and apart from Trust Company’s business, operating, and reserve accounts. Such Money Market Accounts constitute an investment account between Trust Company and the asset management firm of such Money Market Account and do not create or represent any relationship between Client and any asset management firm.

(C)	Client acknowledges and agrees that Trust Company may hold some or any portion of Fiat Currency in accounts that may or may not receive interest or other earnings. Client hereby agrees that the amount of any such interest or earnings attributable to such Fiat Currency may be retained by Trust Company as additional consideration for its services. In addition, Trust Company may receive earnings or compensation for an Omnibus Account or Money Market Account either in the form of services provided at a reduced rate, the payment of any shareholder service fees, or similar compensation. Client agrees that any such compensation shall be retained by Trust Company and no portion of any such compensation shall be paid to or for Client.

1.4.    API Access.

(A)	Most Services are provided through https://www.bitgo.com/ or any associated websites or application programming interfaces (“APIs”) (collectively, the “Company Site”). Client may elect to utilize the APIs either directly or indirectly within an independently developed application (“Developer Application”).

(B)	All API-based services are subject to usage limits. If Client exceeds a usage limit, Trust Company may provide assistance to seek to reduce Client usage so that it conforms to that limit. If Client is unable or unwilling to abide by the usage limits, Client will order additional quantities of the applicable Services promptly upon request or pay Trust Company’s invoices for excess usage.

1.5.    Fees.

The fees associated with the Services shall be calculated, invoiced and paid in accordance with Schedule A (“Fee Schedule”). Trust Company reserves the right to revise its Fee Schedule at any time following the Initial Term, provided that Trust Company will provide Client with at least 30 days’ advance notice of any such revision. Within such 30-day period, Client may terminate the Agreement in accordance with Section 4.10(A) of this Agreement and discontinue the Custodial Services hereunder at no additional charge to Client.

1.6.    No Investment Advice or Brokerage.

Trust Company does not provide investment, tax, or legal advice, nor does Trust Company broker transactions on Client’s behalf. Client acknowledges that Trust Company has not provided and will not provide any advice, guidance or recommendations to Client with regard to the suitability or value of any Digital Assets, and that Trust Company has no liability regarding any selection of a Digital Asset that is held by Client through Client’s Custodial Account and the Custodial Services or the Wallet Services. All deposit and withdrawal transactions are executed based on Client’s instructions, and Client is solely responsible for determining whether any investment, investment strategy, or related transaction involving Digital Assets is appropriate for Client based on Client’s investment objectives, financial circumstances, and risk tolerance. Client should seek legal and professional tax advice regarding any transaction.

1.7.    Acknowledgement of Risks.

(A)	Client acknowledges that Digital Assets are not covered by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental, quasi-governmental, regulatory or industry-backed insurance or protection program of any kind.

(B)	Client acknowledges that using Digital Assets and any related networks and protocols, involves serious risks. It is Client’s duty to learn about all the risks involved with Digital Assets and any related protocols and networks. Trust Company makes no representations or warranties regarding the value of Digital Assets or the security or performance of any related network or protocol.

2.    CUSTODIAL ACCOUNT.

2.1.    Registration.

To use the Custodial Services, Client must create a Custodial Account by providing Trust Company with all information requested. Trust Company may, in its sole discretion, refuse to allow Client to establish a Custodial Account, or limit the number of Custodial Accounts.

2.2.    General.

The Custodial Services allow Client to deposit supported Digital Assets from a public blockchain address Client controls to Client’s Account, and to withdraw supported Digital Assets from Client’s Custodial Account to a public blockchain address Client controls, in each case, pursuant to instructions Client provides through the Company Site (each such transaction is a “Custody Transaction’’). The Digital Assets stored in Client’s Custodial Account are not commingled with other Digital Assets without express action taken by Client and are held in custody pursuant to the terms of this Agreement. Trust Company reserves the right to refuse to process or to cancel any pending Custody Transaction: as required by Applicable Law; to enforce transaction, threshold, and condition limits; or if Trust

Company reasonably believes that the Custody Transaction may violate or facilitate the violation of any applicable law, regulation or rule of a governmental authority or self-regulatory organization. Trust Company cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network. As used in this Agreement, “Applicable Law” means any applicable statute, rule, regulation, regulatory guideline, order, law, ordinance or code; the common law and laws of equity; any binding court order, judgment or decree; any applicable industry code, rule, guideline, policy or standard enforceable by law (including as a result of participation in a self-regulatory organization), and any official interpretations of any of the foregoing.

2.3.    Custodial Instructions.

Trust Company acts upon instructions (“Instructions”) given by Client or Client’s authorized representatives (“Authorized Person”) that are received and verified by Trust Company in accordance with its procedures and this Agreement. Instructions shall continue in full force and effect until cancelled or executed. If any Instructions are ambiguous or conflicting, Trust Company shall refuse to execute such Instructions until any ambiguity or conflict has been resolved. Trust Company may refuse to execute Instructions if in Trust Company’s opinion such Instructions are outside the scope of its duties under this Agreement or are contrary to any Applicable Law. Trust Company may rely in the performance of its duties under this Agreement and without liability on its part, upon any Instructions believed by it in good faith in accordance with Trust Company’s verification procedures to be given by an Authorized Person and upon any notice, request, consent, certificate or other instrument believed by it in good faith to be genuine and to be signed or furnished by an Authorized Person. Trust Company does not guarantee the identity of any user, receiver, requestee, or other party to a Custody Transaction. Client must verify all transaction information prior to submitting Instructions to Trust Company. Client is responsible for losses and liabilities resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address to Trust Company for executing a withdrawal transaction).

2.4.    Digital Asset Deposits and Withdrawals.

Client must manage and keep secure any and all information or devices associated with deposit and withdrawal verification procedures, including YubiKeys and passphrases or other security or confirmation information (see Section 4.5). Trust Company reserves the right to charge network fees (a.k.a. miner fees) to process a Digital Asset transaction on Client’s behalf. Trust Company will notify Client of the network fee at or before the time Client authorizes the transaction.

2.5.    Digital Asset Access Time.

(A)	Trust Company requires up to 24 hours (excluding weekends and federal holidays) between any request to withdraw Digital Assets from Client’s Custodial Account and submission of Client’s withdrawal to the applicable Digital Asset network. Client acknowledges and agrees that a Custody Transaction facilitated by Trust Company may not be withdrawn upon less than 24 hours’ notice to Trust Company. Such notice shall be initiated from Client’s Custodial Account. The time of such request shall be considered the time of transmission of such notice from Client’s Custodial Account.

(B)	Trust Company reserves the right to take additional time beyond the 24hr period in (A) if such time is required to verify security processes for large or suspicious transactions. Any such processes will be executed reasonably and in accordance with Trust Company documented protocols, which may change from time to time at the sole discretion of Trust Company.

(C)	Trust Company makes no representations or warranties with respect to the availability and/or accessibility of the Digital Assets. Trust Company will make reasonable efforts to ensure that Client initiated deposits are processed in a timely manner, but Trust Company makes no representations or warranties regarding the amount of time needed to complete processing of deposits which is dependent upon factors outside of Trust Company’s control.

2.6.    Fiat Currency Deposits and Withdrawals.

(A)	Trust Company shall not accept, for the benefit of Client, Fiat Currency deposits from third parties. Fiat Currency deposits shall only be accepted from banks that have been approved through Trust Company’s BSA/AML program and are in the name of an individual or an institution named on the Custodial Account. This prohibition may be modified by mutual written agreement of Client and Trust Company in order to accommodate Client’s receipt of deposits from its subscribers and may be subject to additional terms, conditions, and fees.

(B)	Fiat Currency withdrawals are only permitted to bank accounts that have been approved through Trust Company’s BSA/AML program and are in the name of an individual or an institution named on the recipient’s account.

2.7.    Wire Transfers.

Custodian accepts wire deposits and processes wire withdrawals only from or to Client Bank Accounts. Wire deposits sent before 3pm ET by domestic wire from a Client Bank Account will typically settle and be credited to Client’s Fiat Account on the same day or next business day. Wire withdrawals initiated before 3pm ET will typically be processed on the same day or next business day. Wire deposits may not be credited and wire withdrawals may not be processed outside of normal banking hours. Client agrees and understands that wire deposit settlement times and wire withdrawal transfer times are subject to bank holidays, the internal processes and jurisdictions of Client or Account Holder’s bank and the internal processes of Custodian’s bank.

2.8    Supported Digital Assets.

The Custodial Services are available only in connection with those Digital Assets that Trust Company supports. The Digital Assets that Trust Company supports may change from time to time in Trust Company’s discretion. Prior to initiating a deposit of Digital Assets to Trust Company, Client must confirm that Trust Company offers Custodial Services for that specific Digital Asset. The list of supported Digital Assets is available at: https://www.bitgo.com/resources/multicurrency. By initiating a deposit of Digital Assets to a Custodial Account, Client attests that Client has confirmed that the Digital Asset being transferred is supported by Trust Company. Under no circumstances should Client attempt to use the Custodial Services to deposit or store any Digital Assets that are not supported by Trust Company. Depositing or attempting to deposit Digital Assets that are not supported by Trust Company will result in such Digital Asset being unretrievable by Client and Trust Company. Trust Company assumes no obligation or liability whatsoever regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Trust Company does not support. Trust Company may from time to time determine types of Digital Assets that will be supported or cease to be supported by the Custodial Services. Trust Company shall provide Client with 30 days’ prior written notice before ceasing to support a Digital Asset, unless Trust Company is required to cease such support sooner to comply with Applicable Law (in which event Trust Company will provide as much notice as is practicable under the circumstances).

2.9.    Advanced Protocols.

Unless specifically announced on the Trust Company website or through some other official public statement of Trust Company, Trust Company does not support metacoins, colored coins, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins which supplement or interact with a Digital Asset supported by Trust Company (collectively, “Advanced Protocols”). Client shall not use its Custodial Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. Trust Company assumes absolutely no responsibility whatsoever in respect to Advanced Protocols.

2.10.    Operation of Digital Asset Protocols.

(A)	Trust Company does not own or control the underlying software protocols which govern the operation of Digital Assets supported on the Trust Company platform. By using the Custodial Services, Client acknowledges and agrees that (i) Trust Company is not responsible for operation of the underlying protocols and that Trust Company makes no guarantee of their functionality, security, or availability; and (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”), and (iii) that such forks may materially affect the value, function, and/or even the name of the Digital Assets that Client stores in Client’s Custodial Account. In the event of a fork, Client agrees that Trust Company may temporarily suspend Trust Company operations with respect to the affected Digital Assets (with or without advance notice to Client) and that Trust Company may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Client acknowledges and agrees that Trust Company assumes absolutely no liability whatsoever in respect of an unsupported branch of a forked protocol or its determination whether or not to support a forked protocol.

(B)	Client agrees that all “airdrops” (free distributions of certain Digital Assets) and forks will be handled by Trust Company pursuant to its fork policy (the “Fork Policy”) (www.bitgo.com/resources/bitgo-fork-policy). Client acknowledges that Trust Company is under no obligation to support any airdrops or forks, or handle them in any manner, except as detailed above and in the Fork Policy. Client further acknowledges that Trust Company, at its sole discretion, may update the Fork Policy from time to time and post it on Trust Company’s website and Client agrees that Client is responsible for reviewing any such updates. Client is under no obligation to provide notification to Client of any modification to the Fork Policy.

2.11.    Account Statements.

(A)	Trust Company will provide Client with an electronic account statement every calendar quarter, or as otherwise expressly agreed to in writing between Client and Trust Company. Each account statement will identify the amount of each Digital Asset in Client’s Custodial Account at the end of the period and set forth all transactions in Client’s account during that period. Each statement will be provided via the Trust Company’s website and will bee-mailed or mailed if requested by Client. Please note there may be an additional fee for paper statements.

(B)	Client is solely responsible for notifying Trust Company in writing if Client requires Trust Company to send periodic statements of the Client’s account to subscribers of the Client. If required, it is the Client’s sole responsibility to keep the list of subscribers along with delivery addresses current to ensure Trust Company can fulfill its responsibility to provide periodic statements. It is Client’s sole responsibility to make the determination if Client is required to provide statements to its subscribers to comply with Applicable Law.

(C)	To value Digital Assets held in the Client’s account, the Trust Company will electronically obtain USD equivalent prices from digital asset market data providers or other sources, with amounts rounded up to the seventh decimal place to the right. Trust Company cannot guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any investment decisions for the Client’s account.

2.12.    Independent Verification.

If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Trust Company shall, upon written request, provide Client authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.13.    Third-Party Payments.

The Custodial Services are not intended to facilitate third-party payments of any kind. As such, Trust Company has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Custodial Account.

2.14.    Support and Service Level Agreement.

(A)	Trust Company will: (i) provide reasonable technical support to Client, by email or telephone, during Trust Company’s normal business hours (8:30 a.m. to 5 p.m. CST); (ii) respond to support requests in a timely manner, and (iii) resolve such issues by providing updates and/or workarounds to Client, consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations.

(B)	Trust Company will use commercially reasonable efforts: (i) to make the Services available under the terms of our Service Level Agreement at https://www.bitgo.com/resources/bitgo- service-level-agreement; and (ii) to make Custodial Accounts available via the internet 24 hours a day, 7 days a week.

2.15.    Suspension, Termination, and Cancellation.

(A)	Trust Company may suspend or restrict Client’s access to the Custodial Services and/or deactivate, terminate or cancel Client’s Custodial Account if:

(i)	Trust Company is so required by a facially valid subpoena, court order, or binding order of a government authority;

(ii)	Trust Company reasonably suspects Client of using Client’s Custodial Account in connection with a Prohibited Use or Prohibited Business, as set forth in Appendix 1 to this Agreement;

(iii)	Trust Company perceives a risk of legal or regulatory non-compliance associated with Client’s Custodial Account activity;

(iv)	Trust Company service partners are unable to support Client’s use;

(v)	Client takes any action that Trust Company deems as circumventing Trust Company’s controls, including, but not limited to, opening multiple Custodial Accounts, abusing promotions which Trust Company may offer from time to time, or otherwise making a misrepresentation of Client’s Custodial Account;

(vi)	Client breaches the terms of this Agreement; or (vii) Client fails to pay fees for a period of 90 days.

(B)	If Trust Company suspends or restricts Client’s access to the Custodial Services and/or deactivates, terminates or cancels Client’s Custodial Account for any reason, Trust Company will provide Client with notice of Trust Company’s actions via email unless prohibited by Applicable Law. Client acknowledges that Trust Company’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Custodial Account, may be based on confidential criteria that are essential to Trust Company’s risk management and security protocols. Client agrees that Trust Company is under no obligation to disclose the details of its risk management and security procedures to Client.

(C)	Client will be permitted to withdraw Digital Assets and Fiat Currency associated with Client’s Custodial Account for ninety (90) days after Custodial Account deactivation or cancellation unless such withdrawal is prohibited Applicable Law (including but not limited to applicable sanctions programs or a facially valid subpoena, court order, or binding order of a government authority).

2.16.    Clearing and Settlement Services.

(A)	Trust Company may offer clearing and settlement services (the “Settlement Services”) that facilitate the settlement of transactions of Digital Assets or Fiat Currency between Client and Client’s trade counterparty that also has a Custodial Account with Trust Company (“Settlement Partner”). Client acknowledges that the Settlement Service is an application programming interface (API) product complemented by a Web user interface (UI). Clients may utilize the Settlement Services by way of a number of options, including settlement of one-sided requests with counterparty affirmation; one-sided requests with instant settlement; and two-sided requests with reconciliation. Client understands that the Digital Assets available for use within the Settlement Services may not include all of Client’s Digital Assets under custody.

(B)	The Settlement Services allow Client to submit, through the Trust Company’s settlement platform, a request to settle a purchase or sale of Digital Assets with a Settlement Partner. Client authorizes Trust Company to accept Client’s cryptographic signature submitted by way of the Settlement Services API. When a cryptographic signature is received by way the Settlement Services along with the settlement transaction details, Client is authorizing Trust Company to act on Client’s direction to settle such transaction.

i)	A one-sided request with counterparty affirmation requires Client to submit a request, including its own cryptographic signature on the trade details, via API calls. Trust Company will notify the Settlement Partner and lock funds of both parties while waiting for the Settlement Partner to affirm the request. Trust Company will settle the trade immediately upon affirmation and the locked funds will be released.

ii)	A one-sided request with instant settlement requires one side of the trade to submit a request, including cryptographic signatures of both parties to the trade, via API calls. Trust Company will settle the trade immediately.

iii)	A two-sided request with reconciliation requires that both Client and Settlement Partner submit requests via API calls, with each party providing their own cryptographic signatures. Trust Company will reconcile the trades and settle immediately upon successful reconciliation.

iv)	In any one-sided or two sided request, the Settlement Partner must be identified and selected by Client prior to submitting a settlement request.

v)	Client may submit a balance inquiry through the settlement platform, to verify that Settlement Partner has a sufficient balance of Digital Asset to be transacted before the Parties execute a transaction. This balance inquiry function is to be utilized only for the purpose of executing a trade transaction to ensure the Settlement Partner has sufficient fiat currency (funds) or Digital Assets to settle the transaction. Client hereby expressly authorizes and consents to Trust Company providing access to such information to Client’s Settlement Partner in order to facilitate the settlement.

vi)	Client and Settlement Partner’s Custodial Accounts must have sufficient funds or Digital Assets prior to initiating any settlement request. The full amount of assets required to fulfill a transaction are locked until such order has been completed. All orders are binding on Client and Client’s Custodial Account. Trust Company does not guarantee that any settlement will be completed by any Settlement Partner. Client may not be able to withdraw an offer (or withdraw its acceptance of an offer) prior to completion of a settlement and Trust Company shall not be liable for the completion of any order after a cancellation request has been submitted.

vii)	Client acknowledges and accepts responsibility for ensuring only an appropriate Authorized Person of their Custodial Account has access to the API key(s).

viii)	Client further understands and agrees that Client is solely responsible for any decision to enter into a settlement by way of the Settlement Services, including the evaluation of any and all risks related to any such transaction and has not relied on any statement or other representation of Trust Company. Client understands that Trust Company is a facilitator and not a counterparty to any settlement; and, as a facilitator, Trust Company bears no liability with respect to any transaction and does not assume any clearing risk.

ix)	Any notifications that Client may receive from the trading platform regarding trades are Client’s responsibility to review in a timely manner.

(C)	Upon execution of the settlement, the Settlement Services shall provide Client, by electronic means, a summary of the terms of the transaction, including: the type of Digital Asset purchased or sold; the delivery time; and the purchase or sale price. Settlement of a transaction is completed in an off-chain trading account by way of offsetting journal transactions within Trust Company’s Digital Asset Off-chain Settlement System. On-chain synchronization occurs at the time the withdrawal from Client’s trading account takes place (other than through a subsequent Settlement Services transaction).

(D)	Trust Company reserves the right to refuse to settle any transaction, or any portion of any transaction, for any reason, at its sole discretion. Trust Company bears no responsibility if any such order was placed or active during any time the Settlement Services system is unavailable or encounters an error; or, if any such order triggers certain regulatory controls.

(E)	Client understands and agrees that Trust Company may charge additional fees for the Settlement Services furnished to Client as indicated in the Fee Schedule attached as Schedule A and any amendments to Schedule A.

(F)	Clearing and settlement transactions shall be subject to all applicable laws and the rules and regulations of all federal, state and self-regulatory agencies. Client acknowledges receipt of the statement on Material Risks of Investing in Digital Currencies, identified as Appendix A to this Addendum.

3.    WALLET SERVICES

3.1.    General.

The Wallet Services do not send or receive money or digital assets. The Wallet Services enable Client to interface with virtual currency networks to view and transmit information about a public cryptographic key commonly referred to as a blockchain address. Client assumes all responsibility and liability for securing the Client Keys (see Section 4.5). Further, Client assumes all responsibility and liability for creation, storage, and maintenance of any backup keys associated with accounts created using the Wallet Services.

3.2.    Terms; Conflict.

Client’s use of the Wallet Services is subject to the terms and conditions set forth at https://www.bitgo.com/terms (the “Wallet Terms”). In the event of a conflict between the Wallet Terms and the terms of this Agreement, the terms of this Agreement shall control.

4.    USE OF SERVICES; TERM AND TERMINATION.

4.1.    Company Site and Content.

Trust Company hereby grants Client a limited, nonexclusive, non transferable, revocable, royalty-free license, subject to the terms of this Agreement, to access and use the Company Site and related content, materials, information (collectively, the “Content”) solely for approved purposes as permitted by Trust Company from time to time. Any other use of the Company Site or Content is expressly prohibited and all other right, title, and interest in the Company Site or Content is exclusively the property of Trust Company and its licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Content, in whole or in part, “www.bitgo.com,” “BitGo,” “BitGo Custody,” “Trust Company” and all logos related to the Custodial Services or displayed on the Company Site are either trademarks or registered marks of Trust Company or its licensors. Client may not copy, imitate or use them without Trust Company’s prior written consent in each instance.

4.2.    Website Accuracy.

Although Trust Company intends to provide accurate and timely information on the Company Site, the Company Site (including, without limitation, the Content, but excluding any portions thereof that are specifically referenced in this Agreement) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, such information may be changed or updated from time to time without notice, including without limitation information regarding Trust Company policies, products and services. Accordingly, Client should verify all information before relying on it, and all decisions based on information contained on the Company Site are Client’s sole responsibility and Trust Company shall have no liability for such decisions. Links to third-party materials (including without limitation websites) may be provided as a convenience but are not controlled by Trust Company. Trust Company is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Company Site.

4.3.    Third-Party or Non-Permissioned Use.

Except for fund administrators, Client shall not grant permission to a third party or non- permissioned user to access or connect to Client’s Custodial Account, either through the third party’s product or service or through the Company Site. Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account. Further, Client acknowledges and agrees that Client will not hold Trust Company responsible for, and will indemnify Trust Company from, any liability arising out of or related to any act or omission of any third party or non-permissioned user with access to Client’s Custodial Account. Client must notify Trust Company immediately if a third party or non-permissioned user accesses or connects to Client’s Custodial Account by contacting Client’s Custodial Account representative or by emailing security@bitgo.com from the email address associated with Client’s Custodial Account.

4.4.    Prohibited Use.

Client acknowledges and agrees that Trust Company may monitor use of the Services and the resulting information may be utilized, reviewed, retained and or disclosed by Trust Company for its internal purposes or in accordance with Applicable Law.

4.5.    Security; Client Responsibilities.

(A)	Client is responsible for maintaining adequate security and control of any and all Client Keys, IDs, passwords, hints, personal identification numbers (PINs), noncustodial wallet keys, API keys, yubikeys, 2-factor authentication devices or backups, or any other codes that Client uses to access the Services. Any loss or compromise of the foregoing information and/or Client’s personal information may result in unauthorized access to Client’s Custodial Account by third-parties and the loss or theft of Digital Assets or Fiat Currency. Client is responsible for keeping Client’s email address and telephone number up to date in Client’s profile in order to receive any notices or alerts that Trust Company may send Client. Trust Company assumes no responsibility for any loss that Client may sustain due to compromise of login credentials due to no fault of Trust Company and/or failure to follow or act on any notices or alerts that Trust Company may send to Client. In the event Client believes Client’s Custodial Account information has compromised, Client will contact Trust Company Support immediately at security@bitgo.com.

(B)	Client will maintain an updated and current list of Authorized Persons at all times and will immediately notify Trust Company of any changes to the list of Authorized Persons, including for termination of employment, or otherwise. Client agrees that Trust Company may rely on the list of Authorized Persons. Client shall make available all necessary documentation and Know Your Customer identification, as reasonably requested by Trust Company to verify: (i) the identity of each Authorized Person; (ii) that each Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) the party(ies) requesting the changes in the list of Authorized Persons have valid authority to request changes on behalf of Client. Client will ensure that all Authorized Persons will be adequately trained to safely and securely access the Trust Services, including understanding of general security principles regarding passwords and physical security of computers, keys, and personnel.

(C)	Client will immediately notify Trust Company of any unauthorized access, use or disclosure of Client’s Account credentials, or any relevant breach or suspected breach of security (including breach of Client’s systems, networks or developer applications). Client will provide Trust Company with all relevant information Trust Company reasonably requests to assess the security of the assets, Custodial Accounts and wallets.

4.6.    Taxes.

It is Client’s sole responsibility to determine whether, and to what extent, any taxes apply to any deposits or withdrawals Client conducts through the Custodial Services, and to withhold, collect, report and remit the correct amount of taxes to the appropriate tax authorities. Client’s deposit and withdrawal history is available by accessing Client’s Custodial Account through the Company Site or by contacting Trust Company directly.

4.7.    Third Party Providers.

Client acknowledges and agrees that the Services may be provided from time to time by, through or with the assistance of affiliates of or vendors to Trust Company, including BitGo Inc. as described above. Client shall receive notice of any material change in the entities that provide the Custodial Services. Trust Company shall be responsible for any breach of this Agreement caused by such affiliates or any vendor.

4.8.    Developer Applications.

(A)	Subject to Trust Company’s acceptance of Client as a developer, and subject to Client’s performance of its obligations under this Agreement, Trust Company grants Client a nonassignable, non-transferrable, revocable, personal and nonexclusive license under Trust Company’s applicable intellectual property rights to use and reproduce the SDK solely to develop or test a website or application (“Developer Application”).

(B)	Client agrees that all users of any Developer Application will be subject to the same use restrictions as Client (including under Section 4.4 (Prohibited Use) and Appendix 1).

(C)	Client is solely responsible and has sole liability for Client’s end users that access or use the Trust Services via the Developer Application. Client is responsible for the accuracy, quality and legality of Developer Application content and user data. Client will comply with, and ensure that Client’s Developer Application and end users comply with all Applicable Law.

4.9.    Term.

This Agreement will commence on the Effective Date and will continue for twenty-six (26) months, unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”). After the Initial Term, this Agreement will automatically renew for successive one-year periods (each a “Renewal Term”), unless either party notifies the other of its intention not to renew at least 60 days prior to the expiration of the then-current Term. “Term” means the Initial Term and any Renewal Term.

4.10.    Termination by Client.

(A)	From the Effective Date of this Agreement through the duration of the Initial Term, Client may only terminate this Agreement by submitting to Trust Company a onetime early termination fee equal to thirty percent (30%) of the Monthly Minimum stated in the Fee Schedule applicable to Client multiplied by the remaining months left in Client’s Initial Term (the “Early Termination Fee”).

(B)	After the Initial Term, Client may terminate this Agreement at any time for any reason upon 30 days’ prior written notice and/or cancel Client’s Custodial Account by withdrawing all balances and contacting Trust Company at support@bitgo.com. Client will not be charged for canceling Client’s Custodial Account, although Client will be required to pay any outstanding amounts owed to Trust Company. Client authorizes Trust Company to cancel or suspend any pending deposits or withdrawals at the time of cancellation.

(C)	Client may terminate this Agreement during the Initial Term if Trust Company breaches a material term of this Agreement and fails to cure such breach within 30 days following written notice thereof from Client.

5.    TRUST COMPANY OBLIGATIONS.

5.1.    Bookkeeping.

Trust Company will keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of the Digital Assets and Fiat Currency. Trust Company will maintain accurate records and bookkeeping of the Custodial Services as required by Applicable Law and in accordance with Trust Company’s internal document retention policies.

5.2.    Insurance.

Trust Company will obtain and maintain insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder. Client acknowledges that any insurance related to theft of coins will apply to Custodial Services only (where keys are held by Trust Company) and not Wallet Services for non-custodial accounts (where keys are held by Client).

5.3.    Standard of Care.

Trust Company will use commercially reasonable efforts in performing its obligations under this Agreement. Subject to the terms of this Agreement, Trust Company shall not be responsible for any loss or damage suffered by Client as a result of the Trust Company performing such duties unless the same results from an act of fraud, willful default or gross negligence on the part of the Trust Company. Trust Company shall not be responsible for the title, validity or genuineness of any of the Digital Assets or Fiat Currency (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

5.4.    Business Continuity Plan.

Trust Company has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption (“SBD”). This plan is reviewed and updated annually, and can be updated more frequently, if deemed necessary by Trust Company in its sole discretion. Should Trust Company be impacted by an SBD, Trust Company aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Trust Company’s business continuity plan, please send a written request to security@bitgo.com.

6.    DISPUTE RESOLUTION.

THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE SERVICES (“DISPUTES”), WHETHER ARISING PRIOR, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, SHALL BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE CITY OF NEW YORK.

7.    REPRESENTATIONS, WARRANTIES, AND COVENANTS; DISCLAIMERS.

7.1.    By Client.

Client represents, warrants, and covenants to Trust Company that:

(A)	Client operates in full compliance with all Applicable Law in each jurisdiction in which Client operates, including without limitation U.S. securities laws and regulations, efforts to fight the funding of terrorism and money laundering, the USA PATRIOT Act and Bank Secrecy Act and all related regulations and requirements.

(B)	To the extent that Client utilizes the Settlement Services on behalf of any third party, Client hereby agrees and represents that (i) it has adopted procedures, (the “Client AML/KYC Program”) designed to elicit and verify information from all third parties to substantiate the representations, warranties agreements contained in the Agreement as well as Client’s compliance with all applicable laws and governmental rules and regulations; (ii) it will provide copies of its AML/KYC Program policies and procedures to Trust Company, and any amendments; (iii) it is in compliance with its AML/KYC Program in all material respects; (iv) that all information that has been or will in the future be provided Trust Company regarding Client’s AML/KYC Program is accurate and complete in all material respects; (v) it has not omitted any information regarding its AML/KYC Program necessary to prevent any information provided to Trust Company from being misleading; (vi) it will maintain all records of its compliance and customer identification program reviews and related customer personally identifiable information in accordance with all applicable privacy laws; (vii) it will provide to Trust Company copies, or make readily accessible during normal business hours, any or all records of its AML/KYC Program reviews at the request of Trust Company; (viii) that it will provide Trust Company an annual certification as to the effectiveness of its AML/KYC Program and a yearly random sample of its AML/KYC Program reviews for use in evaluating the effectiveness of its compliance with this Agreement; and (ix) it will provide Trust Company notice of any third party requiring enhanced due diligence in accordance with guidelines under its AML/KYC Program. The provisions of this paragraph B is contingent upon the written approval of Trust Company as to the application of this paragraph B.

(C)	Client shall have conducted and satisfied any and all due diligence procedures required by Applicable Law with respect to such third parties prior to placing with Trust Company any Digital Assets or Fiat Currency associated with such third party.

(D)	Client will not use any Services for any illegal activity, including without limitation illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities or any prohibited market practices, including without limitation the prohibited activities and business set forth in Appendix 1.

(E)	Client is currently and will remain at all times in good standing with all relevant government agencies, departments, regulatory or supervisory bodies in all relevant jurisdictions in which Client does business, including but not limited to and as applicable, FINRA, the Municipal Securities Rulemaking Board, SIPC, the National Futures Association, the Commodity Futures Trading Commission and the Securities and Exchange Commission, and Client will immediately notify Trust Company if Client ceases to be in good standing with any applicable regulatory authority;

(F)	Client will promptly provide such information as Trust Company may reasonably request from time to time regarding (i) Client’s policies, procedures, and activities which relate to the Custodial Services in any manner, as determined by Trust Company in its sole and absolute discretion, and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

(G)	Client either owns or possesses lawful authorization to transact with all Digital Assets involved in the Custody Transactions;

(H)	Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;

(I)	All information provided by Client to Trust Company in the course of negotiating this Agreement and the on-boarding of Client as Trust Company’s customer and user of the Custodial Services is complete, true, and accurate in all material respects, including with respect to the ownership of Client, no material information has been excluded; and no other person or entity has an ownership interest in Client except for those disclosed in connection with such onboarding; and

(J)	Client is not owned in part or in whole, nor controlled by any person or entity that is, nor is it conducting any activities on behalf of, any person or entity that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Trust Company or its affiliates with respect to U.S. sanctions laws; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, or Syria.

7.2.    By Trust Company.

Trust Company represents, warrants, and covenants to Client that:

(A)	Trust Company will safekeep the Digital Assets and segregate all Digital Assets from both the (i) property of Trust Company, and (ii) assets of other customers of Trust Company, except for Digital Assets specifically moved into shared accounts by Client;

(B)	Trust Company will maintain adequate capital and reserves to the extent required by Applicable Law;

(C)	Trust Company is duly organized, validly existing and in good standing under the laws of the State of South Dakota, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction where such qualification is necessary;

(D)	Trust Company has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Trust Company has full legal capacity and authorization to do so.

7.3.    Notification.

Without limitation of either party’s rights or remedies, each party shall immediately notify the other party if, at any time after the Effective Date, any of the representations, warranties, or covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty, or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

7.4.    DISCLAIMER.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CUSTODIAL SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRUST COMPANY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT. TRUST COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE SITE, ANY PART OF THE TRUST COMPANY CUSTODIAL SERVICES, OR ANY OF THE MATERIALS CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES; OR BE SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

7.5.    Computer Viruses.

Trust Company shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from Trust Company’s gross negligence, fraud, or willful misconduct. Trust Company advises the regular use of a reputable and readily available virus screening and prevention software. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks and should use care in reviewing messages purporting to originate from Trust Company. Client should always log into Client’s Custodial Account through the Company Site to review any deposits or withdrawals or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

8.    CONFIDENTIALITY, PRIVACY, DATA SECURITY

8.1.    Confidentiality.

(A)	As used in this Agreement, “Confidential Information” means any non-public, confidential or proprietary information of a party (“Discloser”) including, without limitation information relating to Discloser’s business operations or business relationships, financial information, pricing information, business plans, customer lists, data, records, reports, trade secrets, software, formulas, inventions, techniques, and strategies. The terms of this Agreement are the Confidential Information of each party. A party receiving Confidential Information of Discloser (“Recipient”) will not disclose it to any third party without the prior written consent of the Discloser, except as provided in subsection (B) below or to such party’s officers, directors, agents, employees, consultants, contractors and professional advisors who need to know the Confidential Information and who are informed of, and who agree to be or are otherwise bound by obligations of confidentiality no less restrictive than, the obligations set forth herein. Recipient will protect such Confidential Information from unauthorized access, use and disclosure. Recipient shall not use Discloser’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement. The obligations herein shall not apply to any (i) information that is or becomes generally publicly available through no fault of the recipient, (ii) information that the recipient obtains from a third party (other than in connection with this Agreement) that, to recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (iii) information that is independently developed or acquired by the recipient without the use of or reference to Confidential Information of Discloser.

(B)	Notwithstanding the foregoing, Recipient may disclose Confidential Information of Discloser to the extent required under Applicable Law; provided, however, Recipient shall first notify Discloser (to the extent legally permissible) and shall afford Discloser a reasonable opportunity to seek a protective order or other confidential treatment. For the purposes of this Agreement, no affiliate of Trust Company shall be considered a third party; provided that Trust Company causes such entity to undertake the obligations in this Section 8.

(C)	“Confidential Information” includes all documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of Recipient and all of the foregoing shall be and remain the property of the Discloser. At Discloser’s request, Recipient shall return or destroy all Confidential Information; provided, however, Recipient may retain one copy of Confidential Information (i) if required by law or regulation, or (ii) pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained shall remain subject to the confidentiality obligations of this Agreement.

8.2.    Privacy.

Client acknowledges that Client has read and agrees to the Trust Company Privacy Policy, available at https://www.bitgo.com/privacy.

8.3.    Security.

Trust Company has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Trust Company’s electronic systems and Client’s Confidential Information (as defined below) from, among other things, unauthorized disclosure, access, or misuse. In the event of a Data Security Incident (as defined below) and in addition to any other actions required under Applicable Law, Trust Company shall promptly notify Client and such notice shall include the following information: (i) the timing and nature of the Data Security Incident, (ii) the information related to Client that was compromised, including the names of any individuals’ acting on Client’s behalf in his or her corporate capacity whose personal information was compromised, (iii) when the Data Security Incident was discovered, and (iv) remedial actions that have been taken and that Trust Company plans to take. “Data Security Incident” is defined as any incident whereby (a) an unauthorized person (whether within Trust Company or a third party) acquired or accessed Client’s information, or (b) Client’s information is otherwise lost, stolen or compromised.

9.    INDEMNIFICATION.

9.1.    Indemnities.

(A)	Client will indemnify and hold harmless Trust Company, its affiliates and service providers, and each of its or their respective officers, directors, agents, employees, and representatives (collectively the “Trust Company Indemnitees”) from and against any liabilities, damages, losses, costs and expenses, including but not limited to attorneys’ fees and costs and any fines, fees or penalties imposed by any regulatory authority (collectively, “Losses”), arising out of or incurred in connection with, and defend each of them from and against any third-party claim, demand, action or proceeding (a “Claim”) arising out of or related to (i) Client’s use of the Services; (ii) Client’s breach of this Agreement, (iii) any breach or inaccuracy of any of Client’s representations, warranties or covenants in this Agreement; (iv) Client’s failure to provide true and accurate information in connection with the onboarding process or any failure to promptly update such information, (v) Client’s violation of any Applicable Law, or the rights of any third party, or (vi) any Dispute between Client and a third party; except where such Claim directly results from the gross negligence, fraud or willful misconduct of Trust Company.

(B)	Trust Company will indemnify and hold harmless Client, from and against any liabilities, damages, losses, costs and expenses, including but not limited to attorneys’ fees and costs and any fines, fees or penalties imposed by any regulatory authority (collectively, “Losses”), arising out of or incurred in connection with, and defend each of them from and against any third-party claim, demand, action or proceeding (a “Claim”) arising out of or related to (i) Trust Company’s breach of this Agreement, (ii) any breach or inaccuracy of any of Trust Company’s representations, warranties or covenants in this Agreement; (iii) Trust Company’s violation of any Applicable Law, or the rights of any third party, or (iv) any Dispute between Trust Company and a third party; except where such Claim directly results from the gross negligence, fraud or willful misconduct of Client.

(C)	In addition, in connection with any Developer Application, Client will indemnify and hold harmless the Trust Company Indemnitees from and against any Losses arising out of any Claim brought against Trust Company or a Representative by a third party arising out of or incurred in connection with any Claim arising out of relating to: (i) Client’s content, Developer Application, trademarks, logos or marks infringing any third party intellectual property rights; (ii) Client’s development, marketing, operation, use, licensing, support or distribution of Client’s Developer Application; (iii) a dispute between Client and any end user; (d) a security breach of involving a Developer Application or Client’s computers, or systems; (g) the unauthorized use, access or disclosure of confidential or personal information, private keys, or authentication credentials held by Client or Client’s computers or systems.

9.2.    Indemnification Process.

(A)	Trust Company will (i) provide Client with prompt notice of any indemnifiable Claim under Section 9.1 (provided that the failure to provide prompt notice shall only relieve Client of its obligation to the extent it is materially prejudiced by such failure and can demonstrate such prejudice); (ii) permit Client to assume and control the defense of such action upon Client’s written notice to Trust Company of Client’s intention to indemnify; and (iii) upon Client’s written request, and at no expense to Trust Company, provide to Client all available information and assistance reasonably necessary for Client to defend such Claim. Trust Company shall be permitted to participate in the defense and settlement of any Claim with counsel of Trust Company’s choice at Trust Company’s expense (unless such retention is necessary because of Client’s failure to assume the defense of such Claim, in which event Client shall be responsible for all such fees and costs). Client will not enter into any settlement or compromise of any such Claim, which settlement or compromise would result in any liability to any Trust Company Indemnitee or constitute any admission of or stipulation to any guilt, fault or wrongdoing, without Trust Company’s prior written consent.

(B)	Client acknowledges and agrees that any Losses imposed on Trust Company (whether in the form of fines, penalties, or otherwise) as a result of a violation by Client of any Applicable Law, may at Trust Company’s discretion, be passed on to Client and Client acknowledges and represents that Client will be responsible for payment to Trust Company of all such Losses.

10.    Limitations of Liability.

10.1.    NO CONSEQUENTIAL DAMAGES.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 10.3 BELOW, IN NO EVENT SHALL TRUST COMPANY, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COMPANY SITE OR THE TRUST COMPANY CUSTODIAL SERVICES, OR THIS AGREEMENT, EVEN IF TRUST COMPANY HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

10.2.    LIMITATION ON DIRECT DAMAGES.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 10.3 BELOW, IN NO EVENT SHALL TRUST COMPANY, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE (I) FOR ANY AMOUNT GREATER THAN

THE FEES PAID OR PAYABLE TO TRUST COMPANY UNDER THIS AGREEMENT DURING THE 18 -MONTH PERIOD IMMEDIATELY PRECEDING THE INCIDENT GIVING RISE TO SUCH LIABILITY.

10.3.    EXCEPTIONS TO EXCLUSIONS AND LIMITATIONS OF LIABILITY.

THE EXCLUSIONS AND LIMITATIONS OF LIABILITY IN SECTION 10.1 AND SECTION 10.2 WILL NOT APPLY TO (I) A BREACH BY TRUST COMPANY OF ITS CONFIDENTIALITY OBLIGATIONS OR (II) TRUST COMPANY’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. TRUST COMPANY’S LIABILITY FOR GROSS NEGLIGENCE SHALL BE LIMITED TO THE VALUE OF THE AFFECTED DIGITAL ASSETS OR FIAT CURRENCY.

11.    Miscellaneous.

11.1.    Notice.

All notices under this Agreement shall be given in writing, in the English language, and shall be deemed given when personally delivered, when sent by email or confirmed fax, or three days after being sent by prepaid certified mail or internationally recognized overnight courier to the addresses set forth in the signature blocks below (or such other address as may be specified by party following written notice given in accordance with this Section).

11.2.    No Publicity.

The Parties will not make any public statement, including any press release, media release, or blog post which mentions or refers to another Party or a partnership between Client and Trust Company, without the prior written consent of the other Party.

11.3.    Entire Agreement.

This Agreement, any appendices or attachments to this Agreement, the Trust Company Privacy Policy, and all disclosures, notices or policies available on the Trust Company website that are specifically referenced in this Agreement, comprise the entire understanding and agreement between Client and Trust Company as to the Custodial Services, and supersedes any and all prior discussions, agreements, and understandings of any kind (including without limitation any prior versions of this Agreement) and every nature between and among Client and Trust Company. Section headings in this Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Agreement.

11.4.    No Waiver.

The waiver by a party of any breach or default will not constitute a waiver of any different or subsequent breach or default.

11.5.    Amendments.

Any modification or addition to this Agreement must be in a writing signed by a duly authorized representative of each of the parties. Client agrees that Trust Company shall not be liable to Client or any third party for any modification or termination of the Custodial Services, or suspension or termination of Client’s access to the Custodial Services, except to the extent otherwise expressly set forth herein.

11.6.    Assignment.

Client may not assign any rights and/or licenses granted under this Agreement without the prior written consent of Trust Company. Trust Company may not assign any of its rights or delegate any of its duties without the prior written consent of Client; except that Trust Company may assign this Agreement without the prior consent of Client to any Trust Company affiliates or subsidiaries or pursuant to a transfer of all or substantially all of Trust Company’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise. Any attempted transfer or assignment in violation hereof shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns.

11.7.    Severability.

If any provision of this Agreement shall be determined to be invalid or unenforceable, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Agreement shall not be affected.

11.8.    Survival.

All provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, sections pertaining to suspension or termination, Custodial Account cancellation, debts owed to Trust Company, general use of the Company Site, disputes with Trust Company, indemnification, and general provisions, shall survive the termination or expiration of this Agreement.

11.9.    Governing Law.

The laws of the State of New York, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between Client and Trust Company, except to the extent governed by federal law of the United States of America.

11.10.    Force Majeure.

Trust Company shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of Trust Company, including but not limited to, any delay or failure due to any act of God, natural disasters, act of civil or military authorities, act of terrorists, including but not limited to cyber-related terrorist acts, hacking, government restrictions, exchange or market rulings, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophe or any other occurrence which are beyond the reasonable control of Trust Company.

12.    Relationship of the Parties.

Nothing in this Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Trust Company to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Trust Company to be treated as the agent of the other.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

BITGO TRUST COMPANY, INC.			XCHANGE INTERMEDIAÇÃO S.A.

By:	[**]		By:	[**]
	Name:	[**]		Name:	[**]
	Title:	[**]		Title:	[**]

Address for Notice:	Address for Notice:

6216 Pinnacle Place Suite 101 Sioux Falls, SD 57108 Attn: Legal Email: [**]	Av. Chedid Jafet 75, 30 Floor Attn: Legal Department Email: [**]

APPENDIX 1: PROHIBITED USE, PROHIBITED BUSINESSES AND CONDITIONAL USE

Prohibited Use

Client may not use Client’s Custodial Account to engage in the following categories of activity (“Prohibited Uses”). The Prohibited Uses extend to any third party that gains access to the Custodial Services through Client’s account or otherwise, regardless of whether such third party was authorized or unauthorized by Client to use the Custodial Services associated with the Custodial Account. The specific types of use listed below are representative, but not exhaustive. If Client is uncertain as to whether or not Client’s use of Custodial Services involves a Prohibited Use, or have questions about how these requirements applies to Client, please contact Trust Company at support@bitgo.com. By opening a Custodial Account, Client confirms that Client will not use Client’s Custodial Account to do any of the following:

•	Unlawful Activity: Activity which would violate, or assist in violation of any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Trust Company conducts business, including, but not limited to, the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information.

•	Abusive Activity: Actions which impose an unreasonable or disproportionately large load on Trust Company’s infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to the Site that contains viruses, Trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to the Site, other Custodial Accounts, computer systems or networks connected to the Site, through password mining or any other means; use Custodial Account information of another party to access or use the Site; or transfer Client’s Custodial Account access or rights to Client’s Custodial Account to a third party, unless by operation of law or with the express permission of Trust Company.

•	Abuse Other Users: Interfere with another Trust Company user’s access to or use of any Custodial Services; defame, abuse, extort, harass, stalk, threaten or otherwise violate or infringe the legal rights (such as, but not limited to, rights of privacy, publicity and intellectual property) of others; incite, threaten, facilitate, promote, or encourage hate, racial intolerance, or violent acts against others; harvest or otherwise collect information from the Site about others, including, without limitation, email addresses, without proper consent.

•	Fraud: Activity which operates to defraud Trust Company, Trust Company users, or any other person; provide any false, inaccurate, or misleading information to Trust Company.

•	Gambling: Lotteries; bidding fee auctions; sports forecasting or odds making; fantasy sports leagues with cash prizes; Internet gaming; contests; sweepstakes; games of chance.

•	Intellectual Property Infringement: Engage in transactions involving items that infringe or violate any copyright, trademark, right of publicity or privacy or any other proprietary right under the law, including but not limited to sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder; use of Trust Company intellectual property, name, or logo, including use of Trust Company trade or service marks, without express consent from Trust Company or in a manner that otherwise harms Trust Company, or Trust Company’s brand; any action that implies an untrue endorsement by or affiliation with Trust Company.

•	Written Policies: Client may not use the Custodial Account or the Custodial Services in a manner that violates, or is otherwise inconsistent with, any operating instructions promulgated by Trust Company.

Prohibited Businesses

The following categories of businesses, business practices, and sale items are barred from the Custodial Services (“Prohibited Businesses”). The specific types of use listed below are representative, but not exhaustive. If Client is uncertain as to whether or not Client’s use of the Custodial Services involves a Prohibited Business or has questions about how these requirements apply to Client, please contact us at support@bitgo.com.

By opening a Custodial Account, Client confirms that Client will not use the Custodial Services in connection with any of the following businesses, activities, practices, or items:

•	Restricted Financial Services: Check cashing, bail bonds, collections agencies.

•	Intellectual Property or Proprietary Rights Infringement: Sales, distribution, or access to counterfeit music, movies, software, or other licensed materials without the appropriate authorization from the rights holder.

•	Counterfeit or Unauthorized Goods: Unauthorized sale or resale of brand name or designer products or services; sale of goods or services that are illegally imported or exported or which are stolen.

•	Regulated Products and Services: Marijuana dispensaries and related businesses; sale of tobacco, e-cigarettes, and e-liquid; online prescription or pharmaceutical services; age restricted goods or services; weapons and munitions; gunpowder and other explosives; fireworks and related goods; toxic, flammable, and radioactive materials; products and services with varying legal status on a state-by-state basis.

•	• Drugs and Drug Paraphernalia: Sale of narcotics, controlled substances, and any equipment designed for making or using drugs, such as bongs, vaporizers, and hookahs.

•	• Pseudo-Pharmaceuticals: Pharmaceuticals and other products that make health claims that have not been approved or verified by the applicable local and/or national regulatory body.

•	Substances designed to mimic illegal drugs: Sale of a legal substance that provides the same effect as an illegal drug (e.g., salvia, kratom).

•	Adult Content and Services: Pornography and other obscene materials (including literature, imagery and other media); sites offering any sexually-related services such as prostitution, escorts, pay-per view, adult live chat features.

•	Multi-level Marketing: Pyramid schemes, network marketing, and referral marketing programs.

•	Unfair, Predatory or Deceptive Practices: Investment opportunities or other services that promise high rewards; sale or resale of a service without added benefit to the buyer; resale of government offerings without authorization or added value; sites that we determine in our sole discretion to be unfair, deceptive, or predatory towards consumers.

•	Gambling Services.

•	Weapons Manufacturers/Vendors.

•	Hate Groups.

•	Money Services: Gift cards; prepaid cards; sale of in-game currency unless the merchant is the operator of the virtual world; act as a payment intermediary or aggregator or otherwise resell any of the Custodial Services.

•	Crowdfunding.

•	Resell any of the Custodial Services or software.

•	High-risk Businesses: any businesses that we believe pose elevated financial risk or legal liability.

Conditional Use

Express written consent and approval from Trust Company must be obtained prior to using Custodial Services for the following categories of business and/or use (“Conditional Uses”). Consent may be requested by contacting Trust Company at support@bitgo.com. Trust Company may also require Client to agree to additional conditions, make supplemental representations and warranties, complete enhanced on-boarding procedures, and operate subject to restrictions if

Client uses the Custodial Services in connection with any of the following businesses, activities, or practices:

•	Charities: Acceptance of donations for nonprofit enterprise.

•	Games of Skill: Games which are not defined as gambling under this Agreement or by Applicable Law, but which require an entry fee and award a prize.

•	Religious/Spiritual Organizations: Operation of a for-profit religious or spiritual organization.

•	Digital Currency Services: Operation of a Bitcoin (“BTC”) ATM, BTC mining, BTC exchange, or other high-risk Digital Currency service.

SCHEDULE A: FEE SCHEDULE

The monthly minimum fee adjustment is effective as of the 1st day of March, 2022. The parties hereto agree that the fees associated with the Custodial Services for Client shall be as set forth below. All capitalized terms not defined herein shall have the meaning ascribed to that term in the Agreement.

1.    Fees.

For the avoidance of doubt, no fees, as set forth in this Fee Schedule, shall be owed or due by Client for Services performed during the first six (6) months following the Effective Date of the Agreement. For Services performed during months seven (7) and eight (8), following the Effective Date of the Agreement, Client shall receive a discount of [**]% on all fees set forth in this Fee Schedule. Beginning with the ninth (9th) month following the Effective Date of the Agreement, Client shall pay the full amount of fees owed under this Fee Schedule.

2.    Onboarding Fee.

The Client implementation fee set forth below is a one-time, flat fee assessed to cover onboarding and implementation costs (the “Onboarding Fee”): The Onboarding Fee will be $[**] due upon the Effective Date.

3.    Digital Custody Fee.

The Digital Custodial Fee is a tiered fee charged monthly that is a percentage of the U.S. Dollar value of Client’s monthly Digital Assets held in custodial wallets (“AUC”) and is based on a per cryptocurrency basis and defined in the AUC schedule below. Tiers are cumulative.

Assets Under Custody Fee(1):
Range of Assets Under Custody ($ USD)	Basis Points (bps)
$0 - $200M	[**]
$200M - $1B	[**]
$1B - $2B	[**]
$2B - $5B	[**]
$5B and above	[**]

1	AUC Fees are assessed at the end of each calendar month based on the USD volume of average holdings (per asset type) and are billed monthly.

4.    Transaction Fee.

Transaction Fees are charged on all outgoing transactions from custodial and noncustodial Digital Asset wallets that leave the Client’s Account. Fees are assessed at the end of each calendar month and based on a per-cryptocurrency basis as defined in the Transaction Fee schedule below. Tiers are cumulative.

Transaction Fee(1):
Range of Transaction Volume ($ USD)	Basis Points (bps)
$0 - $1B	[**]
$51 and above	[**]

1	Transaction Fees are calculated on outgoing transactions only. For clarity, transfers by Client to Non-custodial wallets offered under this Agreement under Client’s account will not be assessed Transaction Fees. Transaction Fees are also exclusive of any network fees charged by the underlying blockchain.

For the purpose of calculating fees please consult:
https://www. bitgo. com/resources/price-feeds for current information on how BitGo computes USD value of digital currencies.

4.    Settlement Fee.

__________[**]____________ bps

5.    Monthly Minimum Fee.

Aggregate monthly fees (Digital Asset Custody Fees + Transaction Fees + Settlement Fees) are subject to a minimum charge of US$[**] (“Monthly Minimum Fee”) per month.

6.    Optional Services.

Client may order the following additional Service by initialing below:

_____[**]_____Customer API Endpoint:

7.    Payment Terms.

Client shall pay such fees and expenses to Trust Company within [**] days after the date of Trust Company’s invoice. Invoices may be provided by electronic delivery. Payments shall be made to Trust Company in U.S. Dollars or Bitcoin. If any invoice is disputed in good faith, Client shall pay all undisputed amounts and the disputed amount will be due and payable within [**] days after any such dispute has been resolved either by agreement of the parties or in accordance with dispute resolution procedures in the Agreement. All late payments and any disputed payments made after the resolution of such dispute shall bear interest accruing from the original payment due date through the date that such amounts are paid at the lower interest rate of (A) [**]% per month and (B) the highest interest rate allowed by Applicable Law. Notwithstanding the foregoing, failure to pay fees and expenses by Client [**] days after the date of Trust Company’s invoice (or the date enumerated in the Fee Schedule) for undisputed payments, or [**] days after the resolution of disputed amounts, shall constitute a material breach of this Agreement. Client agrees that, without limitation of Trust Company’s other rights and remedies, Trust Company shall have the right and authority, in its discretion, to liquidate any and all Digital Assets in Client’s Account to cover any unpaid fees and expenses.

If a correct taxpayer number is not provided to Trust Company, Client understands and agrees that Client may be subject to backup withholding tax at the appropriate rate on any interest and gross proceeds paid to the account for the benefit of Client. Backup withholding taxes are sent to the appropriate taxing authority and cannot be refunded by Trust Company.

8.    [Intentionally Removed.]

9.    Special Terms.

Trust Company agrees to waive application of Client’s fee payment obligation of Section 7 hereof for [**] ([**]) months following the Effective Date of the Agreement. Trust Company further agrees to reduce the Monthly Minimums obligation of Client pursuant to Section 5 by [**] percent ([**]%) for the first [**] ([**]) months following the Effective Date.